Exhibit 4.79

DATED 23 FEBRUARY 2009

LICHTENSTEIN SHIPPING COMPANY LIMITED
(as borrower)

and-

TOP SHIPS INC.
(as guarantor)

-and-

ALPHA BANK A.E.
(as lender)

FIRST SUPPLEMENTAL AGREEMENT TO A SECURED LOAN FACILITY AGREEMENT DATED 18 AUGUST 2008

STEPHENSON HARWOOD
One, St. Paul's Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: 28.045

CONTENTS
Page
1	Interpretation	3
2	Conditions	4
3	Representations and Warranties	5
4	Amendments to Loan Agreement	6
5	Confirmation and Undertaking	7
6	Expenses	7
7	Miscellaneous Provisions	8
8	Notices, Law and Jurisdiction	8

SUPPLEMENTAL AGREEMENT

Dated: 23 February 2009

BETWEEN:

(1)	LICHTENSTEIN SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street Monrovia, Liberia (the "Borrower"); and

(2)
TOP SHIPS INC., a company incorporated according to the law of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960 (the "Guarantor"); and

(3)	ALPHA BANK A.E., acting through its office at 89 Akti Miaouli, GR 185 38 Piraeus, Greece (the "Lender").

SUPPLEMENTAL TO:-

A secured loan agreement dated 18 August 2008 (the "Loan Agreement") made between the Borrower and the Lender, on the terms and subject to the conditions of which the Lender agreed to advance to the Borrower an aggregate amount not exceeding thirty nine million Dollars ($39,000,000) (the "Loan").

WHEREAS:

(A)
DAELIM H&L CO., LTD., of 1lth Floor, The Korea Chamber Of Commerce & Industry Building #45, 4-Ga, Namdaemun-Ro, Jung-Ku. Seoul, Korea 100-743 (the "Original Bareboat Charterer") has ceased to exist with all the rights, interests, obligations and liabilities of the Original Bareboat Charterer having been assigned to and/or novated to and/or absorbed by (as appropriate) DAELLM CORPORATION, of 1OF KCCI Bldg, 45 4ga Namdaernunre, Jung gu Seoul, Korea (the "Replacement Bareboat Charterer"). The Replacement Bareboat Charterer has assumed all of the Original Bareboat Charterer's rights, obligations and liabilities under the Bareboat Charter pursuant to Addendum No.2 to the Bareboat Charter dated 21 November 2008 made between the Borrower, the Original Bareboat Charterer and the Replacement Bareboat Charterer.

(B)
The Borrower has requested the Lender to agree to the replacement of the Original Bareboat Charterer by the Replacement Bareboat Charterer in the Loan Agreement and the Tripartite Deed be cancelled and replaced by the New Tripartite Deed and all references to the Bareboat Charter and the Bareboat Charterer in the Loan Agreement and the Security Documents are amended as more particularly described in this Supplemental Agreement.

(C)	The parties to this Supplemental Agreement have agreed to amend the Loan Agreement on the terms and subject to the conditions contained in this Supplemental Agreement.

IT IS AGREED THAT:

1           Interpretation

1.1	In this Supplemental Agreement:-

"Additional Security Documents" means this Supplemental Agreement, the New Tripartite Deed and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness.

"Effective Date" means the date on which the Lender confirms to the Borrower that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Lender shall be under no obligation to give if a Default shall have occurred.

"New Tripartite Deed" means the deed of assignment of Insurances, Earnings, Charter Rights and Requisition Compensation in respect of the Charter from the Borrower and the Replacement Bareboat Charterer in form and substance satisfactory in all respect to the Lender in its discretion.

"Tripartite Deed" means the deed of assignment of Insurances, Earnings, Charter Rights and Requisition Compensation in respect of the Charter from the Borrower and the Original Bareboat Charterer dated 20 August 2008.

"Security Parties" means all parties to this Supplemental Agreement other than the Lender.

1.2
All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Supplemental Agreement as if it was set out in full.

2           Conditions

2.1
As conditions for the agreement of the Lender to the request specified in Recital (B) above and for the effectiveness of Clause 4, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1
a certificate from a duly authorised officer of each of the Security Parties confirming that none of the documents delivered to the Lender pursuant to Clause 3.1 of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified;

2.1.2
a copy, certified by a director or the secretary of the Security Party in question as true, complete and accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors' or shareholders' meetings) approving, and authorising or ratifying the execution of, this Supplemental Agreement and any document to be executed by that Security Party pursuant to the Additional Security Documents; and

2.1.3
a notarially attested and legalised power of attorney of each of the Security Parties under which the Additional Security Documents and any documents required pursuant to it are to be executed by that Security Party; and

2.1.4
if a Security Party is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing the Additional Security Documents or confirmation satisfactory to the Lender that such an opinion will be given;

2.1.5	evidence in form and substance satisfactory to the Lender in its discretion of the merger between the Original Bareboat Charterer and the Replacement Bareboat Charterer; and

2.1.6	the Additional Security Documents, together with all notices and other documents required by any of them, duly executed;

2.2	All documents and evidence delivered to the Lender pursuant to this Clause shall:

2.2.1	be in form and substance acceptable to the Lender;

2.2.1	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

2.2.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3           Representations and Warranties

3.1
Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrower at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Supplemental Agreement.

3.2	Each Security Party further represents and warrants to the Lender that:

3.2.1
it is a body corporate duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, in each case with the power to sue and be sued, to own its assets and to carry on its business, and all of its corporate shareholders are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business;

3.2.2
it has the power to enter into and perform this Supplemental Agreement, the documentation and the transactions contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Supplemental Agreement and such documentation and transactions;

3.2.3	this Supplemental Agreement constitutes legal, valid and binding obligations of that Security Party enforceable in accordance with its terms; and

3.2.4
the entry into and performance of this Supplemental Agreement and the documentation and transactions contemplated hereby do not and will not conflict with (i) any law or regulation or any official or judicial order, or (ii) the constitutional documents of that Security Party, or (iii) any agreement or document to which that Security Party is a party or which is binding on it or any of its assets, nor result in the creation or imposition of any encumbrance on any of its assets.

4           Amendments to Loan Agreement

With effect from the Effective Date:

4.1
the definition of "Tripartite Deed" set forth in clause 1.1 of the Loan Agreement was deleted and replaced with the definition of ''New Tripartite Deed" contained in Clause 1.1 and it was moved accordingly;

4.2	the definition of "Security Documents" set out in clause 1.1 of the Loan Agreement was amended to include the Additional Security Documents and exclude the Tripartite Deed.

4.3	the definition of "Bareboat Charter" set out in clause 1.1 of the Loan Agreement was deleted and replaced as follows:

""Bareboat Charter" means the bareboat charter dated 8 April 2008, as amended and supplemented by Addendum No.I dated 20 August 2008 and as further amended and supplemented by Addendum No.2 dated 21 November 2008, on the terms and subject to the conditions of which the Borrower will bareboat charter the Vessel to the Bareboat Charterer, for a duration of ten (10) years at a minimum net daily rate of hire of fourteen thousand five hundred and fifty Dollars ($14,550).";

4.4	the definition of "Bareboat Charterer" set out in clause 1.1 of the Loan Agreement was deleted and replaced as follows:

""Bareboat Charterer" means Daelim Corporation of 10F KCCI Bldg, 45 4ga Namdaemanre, Jung gu Seoul, Korea";

4.5	clause 10.1.5 of the Loan Agreement was deleted and replaced as follows:-

"10.1.5 a first priority deed or deeds of assignment of the Insurances, Earnings, Bareboat Charter and Requisition Compensation of the Vessel from the Borrower and the Bareboat Charterer, including (in the case of the Bareboat Charterer) an agreement whereby its interests under the Bareboat Charter are subordinated to the interests of the Lender under the Mortgage." ; and

4.6	schedule 1, Part I, 2, (a) (iv) was deleted and schedule 1, Part I, 2, (a) shall he renumbered accordingly.

All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.

5           Confirmation and Undertaking

5.1
Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in this Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement were references to the Loan Agreement as amended, supplemented and novated by this Supplemental Agreement.

5.2	The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in this Supplemental Agreement.

6           Expenses

6.1
The Borrower undertakes to indemnify the Lender, within fourteen days of the Lender's written demand, in respect of all costs, charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal advisers) incurred by the Lender in connection with the negotiation, preparation, printing, execution and registration of this Supplemental Agreement, and the completion of the transactions herein contemplated.

6.2
The Borrower undertakes to indemnify the Lender, within fourteen days of the Lender's written demand against all stamp. registration and similar taxes which may be payable in connection with the entry into, performance and enforcement of this Supplemental Agreement.

7           Miscellaneous Provisions

7.1
This Supplemental Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

7.2
With effect from the Effective Date, this Supplemental Agreement shall be construed with and shall constitute an instrument supplemental to the Loan Agreement. Save as otherwise provided herein and as hereby expressly varied and supplemented, the Loan Agreement shall remain valid and binding and in full force and effect after the Effective Date.

8           Notices, Law and jurisdiction

The provisions of clauses 17 and 21 of the Loan Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Supplemental Agreement and references to the Borrower were references to the Security Parties.

IN WITNESS of which the parties to this Supplemental Agreement have executed this Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as	)
A DEED by	)
LICHTENSTEIN SHIPPING COMPANY	)
LIMITED	)
acting by	)
Andreas Louka	)	/s/ Andreas Louka
its duly authorised attorney-in-fact	)
in the presence of:	)
Constantinos Karachallos	)

SIGNED and DELIVERED as	)
A DEED by	)
TOP SHIPS INC.	)
acting by	)
Andreas Louka	)	/s/ Andreas Louka
its duly authorised attorney-in-fact	)
in the presence of:	)
Constantinos Karachallos	)

SIGNED and DELIVERED as	)
A DEED by	)
ALPHA BANK A.E.	)
acting by	)
Gregorios N. Kondilis	)	/s/ Gregorios N. Kondilis
Constantinos V. Flokos	)	/s/ Constantinos V. Flokos
its duly authorised attorney-in-fact	)
in the presence of:	)
Constantinos Karachallos	)

SK 23116 0005 1007460